SECURITY AGREEMENT
(Borrower)

THIS SECURITY AGREEMENT (as it may be amended or modified from time to time, the "Agreement") is entered into as of December ____, 2010 by and between NATURAL GAS SERVICES GROUP, INC., a Colorado corporation (the "Debtor"), and JPMORGAN CHASE BANK, N.A., a national banking association (the "Secured Party").

PRELIMINARY STATEMENT

Debtor and Secured Party are entering into a Credit Agreement of even date herewith (as it may be amended or modified from time to time, the "Credit Agreement").  Debtor is entering into this Agreement in order to induce Secured Party to enter into and extend credit to Debtor under the Credit Agreement.

ACCORDINGLY, Debtor and Secured Party, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Terms Defined in Credit Agreement.  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2 Terms Defined in UCC.  Terms defined in the UCC which are not otherwise defined in this Agreement are used herein as defined in the UCC.

1.3 Definitions of Certain Terms Used Herein.  As used in this Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

"Accounts" shall have the meaning set forth in Article 9 of the UCC.

"Article" means a numbered article of this Agreement, unless another document is specifically referenced.

"Chattel Paper" shall have the meaning set forth in Article 9 of the UCC.

"Collateral" shall have the meaning set forth in Article II.

"Collateral Access Agreement" means any landlord subordination or other agreement, in form and substance satisfactory to Secured Party, between Secured Party and any third party (including any licensor, bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Obligor for any real property where any Collateral is located, as such landlord subordination or other agreement may be amended, restated, or otherwise modified from time to time.

"Collateral Report" means any certificate (including any Borrowing Base Certificate), report or other document delivered by Debtor to Secured Party with respect to the Collateral pursuant to any Credit Document.

"Control" shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Documents" shall have the meaning set forth in Article 9 of the UCC.

"Equipment Inventory" means the specific rental compressor Inventory of Debtor identified in Exhibit D attached hereto, together with any and all accessions thereto and any and all leases or other Chattel Paper covering any portion of such specific rental compressor Inventory.

"Event of Default" means an event described in Section 5.1.

"Exhibit" refers to a specific exhibit to this Agreement, unless another document is specifically referenced.

"General Intangibles" shall have the meaning set forth in Article 9 of the UCC.

"General Inventory" means any Inventory (excluding specific rental compressor Inventory of Debtor identified in Exhibit D attached hereto and all other compressors held by Debtor for lease to third parties and any and all accessions thereto), now or hereafter owned by Debtor.

"Instruments" shall have the meaning set forth in Article 9 of the UCC.

"Inventory" shall have the meaning set forth in Article 9 of the UCC.

"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

"UCC" means the Uniform Commercial Code, as in effect from time to time, of the State of Texas or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Secured Party's Lien on any Collateral.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

2.1           In order to secure the prompt and complete payment and performance of the Obligations, Debtor hereby pledges, collaterally assigns and grants to Secured Party, a security interest in all of its right, title and interest in, to and under all of the following described personal property, whether now owned by or owing to, or hereafter acquired by or arising in favor of Debtor, regardless of where located (all of which will be collectively referred to as the "Collateral"):

(i) all Accounts;

(ii) all General Inventory;

(iii) the specific rental compressor Inventory of Debtor identified in Exhibit D attached hereto, together with any and all accessions thereto and any and all leases or other Chattel Paper covering any portion of such specific rental compressor Inventory;

(iv) all leases and other Chattel Paper covering all or any portion of any rental compressor Inventory of Debtor (including any specific rental compressor Inventory of Debtor identified in Exhibit D attached hereto), including without limitation, all rights to payments now or hereafter due and owing thereunder; and

(v) all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any Chattel Paper or General Intangibles at any time evidencing or relating to any of the foregoing.

2.2           The Obligations secured hereby include (a) interest and other obligations of any Obligor accruing or arising after (i) commencement of any case under any bankruptcy or similar laws by or against Debtor or any other Obligor or (ii) the obligations of any Obligor shall cease to exist by operation of law or for any other reason (it being the intention of Secured Party to not reinstate the liability of any discharged Obligor, but only to confirm that the discharge of any Obligor from liability for the Obligations shall not effect all remaining Obligors' liability for interest and other obligations accruing or arising with respect to the Obligations after any such discharged Obligor has been released from liability for all or any portion of the Obligations), and (b) all reasonable attorneys' fees and any other reasonable expenses incurred by Secured Party in enforcing any of the Credit Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Debtor represents and warrants to Secured Party that:

3.1 Title, Perfection and Priority.  Debtor has good and valid rights in the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to Secured Party the security interest in such Collateral pursuant hereto.  When financing statement(s) have been filed in the appropriate office against Debtor in the location listed on Exhibit C, Secured Party will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing a financing statement, subject only to Liens permitted under Section 4.1(e).

3.2 Type and Jurisdiction of Organization, Organizational and Identification Numbers.  The type of entity of Debtor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Exhibit A.

3.3 Collateral Locations.  All of Debtor's locations where Collateral is located are listed on Exhibit B. All of said locations are owned by Debtor except for locations (i) which are leased by Debtor as lessee and designated in Exhibit B as leased, and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated as such in Exhibit B.

3.4 Accounts.

(a) The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper relating thereto are and will be correctly stated in all records of Debtor relating thereto and in all invoices and Collateral Reports with respect thereto furnished to Secured Party by Debtor from time to time.  As of the time when each Account or each item of Chattel Paper relating thereto arises, Debtor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be.

(b) With respect to Accounts, except as specifically disclosed on the most recent Collateral Report, (i) all Accounts are Eligible Accounts; (ii) all Accounts represent bona fide sales of General Inventory, lease payment under bona fide leases of Equipment Inventory or rendering of services to account debtors in the ordinary course of Debtor’s business and are not evidenced by a judgment, Instrument or Chattel Paper; (iii) except for setoffs, claims or disputes that customarily occur during the normal course of Debtor’s business and which will be disclosed on the next Collateral Report to be provided by Debtor to Secured Party, there are no setoffs, claims or disputes existing or asserted with respect thereto and Debtor has not made any agreement with any account debtor for any extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of any account debtor from liability therefor, or any deduction therefrom except a discount or allowance allowed by Debtor in the ordinary course of its business for prompt payment and disclosed to Secured Party; (iv) to Debtor’s knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or could reasonably be expected to reduce the amount payable thereunder as shown on Debtor’s books and records and any invoices, statements and Collateral Reports with respect thereto, including without limitation, any actual knowledge that any account debtor is unable generally to pay its debts as they become due; and (v) Debtor has not received any notice of proceedings or actions which are threatened or pending against any account debtor which might result in any adverse change in such account debtor’s financial condition.

(c) In addition, with respect to all Accounts, the amounts shown on all invoices, statements and Collateral Reports with respect thereto are bona-fide amounts owing to Debtor as indicated thereon and are not in any way contingent.

3.5 General Inventory.  With respect to any General Inventory scheduled or listed on the most recent Collateral Report, (a) such General Inventory (other than General Inventory in transit) is located at one of Debtor’s locations set forth on Exhibit B, (b) no General Inventory (other than General Inventory in transit) is now, or shall at any time or times hereafter be stored at any other location except as permitted by Section 4.1(g), (c) Debtor has good, indefeasible and merchantable title to such General Inventory and such General Inventory is not subject to any Lien or security interest or document whatsoever except for the Lien granted to Secured Party and except for other Liens permitted under the Credit Agreement, (d) except as specifically disclosed in the most recent Collateral Report, such General Inventory is Eligible General Inventory of good and merchantable quality, free from any defects, (e) such General Inventory is not subject to any copyright, license, patent, trademark, royalty or trade name agreements with any third parties which would require any consent of any third party upon sale or disposition of that General Inventory or the payment of any monies to any third party upon such sale or other disposition, and (f) the sale or other disposition of such General Inventory by Secured Party following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which Debtor is a party or to which such property is subject.

3.6 Equipment Inventory.  With respect to any Equipment Inventory scheduled or listed on the most recent Collateral Report, (a) to the extent such Equipment Inventory is not in the possession of the third-party lessee pursuant to the terms of any lease covering the same, such Equipment Inventory (other than Equipment Inventory in transit) is located at one of Debtor’s locations set forth on Exhibit B, (b) no Equipment Inventory (other than Equipment Inventory in transit) is now, or shall at any time or times hereafter be stored at any other location except as permitted by Section 4.1(g) or except such Equipment Inventory that is in the possession of the third-party lessee pursuant to the terms of a lease covering the same, (c) Debtor has good, indefeasible and merchantable title to such Equipment Inventory, subject to the rights of any lessee pursuant to the terms of any lease covering the same, and such Equipment Inventory is not subject to any Lien or security interest or document whatsoever except for the Lien granted to Secured Party and except for other Liens permitted under the Credit Agreement, (d) except as specifically disclosed in the most recent Collateral Report, such Equipment Inventory is Eligible Equipment Inventory of good and merchantable quality, free from any defects, (e) such Equipment Inventory is not subject to any copyright, license, patent, trademark, royalty or trade name agreements with any third parties which would require any consent of any third party upon sale or disposition of that Equipment Inventory or the payment of any monies to any third party upon such sale or other disposition, and (f) the sale or other disposition of such Equipment Inventory by Secured Party following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which Debtor is a party or to which such property is subject

3.7 No Financing Statements, Security Agreements.  No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming Debtor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming Secured Party as the secured party, and (b) as permitted by the Credit Agreement and Section 4.1(e) hereof.

ARTICLE IV

COVENANTS

From the date of this Agreement, and thereafter until this Agreement is terminated, Debtor agrees that:

4.1 General.

(a) Collateral Records.  Debtor will maintain complete and accurate books and records with respect to the Collateral.

(b) Authorization to File Financing Statements; Ratification.  To the extent permitted by law, Debtor hereby authorizes Secured Party to file, and if requested will deliver to Secured Party, all financing statements and other documents and take such other actions as may from time to time be reasonably requested by Secured Party in order to maintain a first priority perfected security interest in the Collateral, and, if applicable in order to maintain a first priority perfected security interest, Control of, the Collateral.  Debtor also ratifies its authorization for Secured Party to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c) Further Assurances.  Debtor agrees to take any and all actions reasonably necessary to defend title to the Collateral against all persons and to defend the security interest of Secured Party in the Collateral and the priority thereof against any Lien not expressly permitted hereunder or under the Credit Agreement.

(d) Disposition of Collateral.  Debtor will not sell, lease or otherwise dispose of the Collateral except (i) in the ordinary course of Debtor’s business and (ii) other dispositions permitted pursuant to the Credit Agreement.

(e) Liens.  Debtor will not create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Agreement, and (ii) other Liens permitted under the terms of the Credit Agreement.

(f) Other Financing Statements.  Debtor will not authorize the filing of any financing statement (other than by Secured Party) covering all or any portion of the Collateral, except as permitted by Section 4.1(e). Debtor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Secured Party, subject to Debtor's rights under Section 9-509(d)(2) of the UCC.

(g) Locations.  Other than any Inventory in transit and any Equipment Inventory in the possession of a third-party lessee pursuant to the terms of a lease covering the same, Debtor will not (i) maintain any Collateral at any location other than those locations listed on Exhibit B or otherwise change, or add to, such locations without providing Secured Party with not less than fifteen (15) days prior written notice and unless Debtor has obtained a Collateral Access Agreement for each such newly leased location (it being understood that absent further agreement of Secured Party, any Collateral located at any leased location for which no Collateral Access Agreement is obtained may not be included within Eligible Inventory for purposes hereof), or (ii) change its principal place of business or chief executive office from the location identified on Exhibit A except as permitted by the Credit Agreement.  Notwithstanding the foregoing requirement that a Collateral Access Agreement is required to have been fully executed and delivered to Secured Party with respect to any location leased by Debtor prior to any Collateral located at such leased location being permitted to be included within Eligible Inventory, Secured Party hereby agrees that Debtor shall have sixty (60) days after the date of this Agreement to secure and furnish such Collateral Access Agreements to Secured Party before any Collateral located at any leased location for which no such Collateral Access Agreement has been received will be excluded from Eligible Inventory due to the failure of Secured Party to have received a Collateral Access Agreement for such leased location.

4.2 Accounts.

(a) Certain Agreements on Accounts.  Debtor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on an Account or accept in satisfaction of an Account less than the original amount thereof, except that if no Event of Default then exists, Debtor may reduce the amount of Accounts in accordance with its present policies and in the ordinary course of business.

(b) Collection of Accounts.  Except as otherwise provided in this Agreement, Debtor will collect and enforce, at Debtor's sole expense, all amounts due or hereafter due to Debtor under all Accounts.

(c) Delivery of Invoices.  During the existence of an Event of Default, Debtor will deliver to Secured Party immediately upon its request duplicate invoices with respect to each Account bearing such language of assignment as Secured Party shall specify.

(d) Disclosure of Counterclaims on Accounts.  If during the existence of an Event of Default (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on an Account exists or (ii) if, to the knowledge of Debtor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to an Account, and if such discount, credit, agreement, dispute, setoff, claim, counterclaim or defense is not otherwise shown on the most recent Collateral Report previously delivered to Secured Party and reduces or could reasonably be expected to reduce the collectability of the applicable Account by an amount in excess of $25,000, Debtor will promptly disclose such fact to Secured Party in writing.  During the existence of an Event of Default, Debtor shall send Secured Party a copy of each credit memorandum (other than credit memoranda with respect to applications of customer advances or deposits issued in the ordinary course) in excess of $50,000 as soon as issued, and Debtor shall promptly report each credit memo and each of the facts required to be disclosed to Secured Party in accordance with this Section 4.2(d) on the Borrowing Base Certificates submitted by it.

4.3 Inventory.

(a) Maintenance of Inventory.  Debtor will do all things reasonably necessary to maintain, preserve, protect and keep the General Inventory in saleable condition and the Equipment Inventory in good repair and working condition, except for damaged or defective Inventory arising in the ordinary course of such Debtor’s business and except for ordinary wear and tear in respect of the Equipment Inventory.

(b) Returned General Inventory.  During the existence of an Event of Default, if an account debtor returns any General Inventory to Debtor, then Debtor shall promptly determine the reason for such return and shall issue a credit memorandum to such account debtor in the appropriate amount.  Debtor shall immediately report to Secured Party any return involving an amount in excess of $50,000.  Each such report shall indicate the reasons for the returns and the locations and condition of the returned General Inventory.  All returned General Inventory shall be subject to Secured Party's Liens thereon.  Whenever any General Inventory is returned, the related Account shall be deemed excluded from Eligible Accounts to the extent of the amount owing by the account debtor with respect to such returned General Inventory and such returned General Inventory shall not be Eligible General Inventory.

(c) Returned Equipment Inventory.  During the existence of an Event of Default, if any lessee of any Equipment Inventory returns any Equipment Inventory to Debtor alleging a defect with respect to the same, then Debtor shall immediately report to Secured Party any such return.  Each such report shall indicate the reasons for the returns and the location and condition of the returned Equipment Inventory.  Whenever any Equipment Inventory is returned, such Equipment Inventory shall be deemed excluded from Eligible Equipment Inventory unless and until Debtor furnishes Secured Party with reasonably sufficient evidence to confirm that the applicable alleged defect has been cured or does not actually exist.

4.4 Delivery of Instruments and Chattel Paper. Debtor will (a) deliver to Secured Party immediately upon execution of this Agreement the originals of all Instruments constituting Collateral (if any then exist), (b) hold in trust for Secured Party upon receipt and immediately thereafter deliver to Secured Party any and all Instruments constituting Collateral hereafter acquired by Debtor, (c) upon Secured Party's request, deliver to Secured Party (and thereafter hold in trust for Secured Party upon receipt and immediately deliver to Secured Party) the originals of any Chattel Paper evidencing or constituting Collateral and (d) upon Secured Party's request, deliver to Secured Party a duly executed amendment to this Agreement pursuant to which Debtor will pledge such additional Equipment Inventory hereafter identified and designated by Debtor as additional “Equipment Inventory” for purposes hereof in accordance with the requirements of Section 5.11 or any other applicable provision of the Credit Agreement; provided, however, that notwithstanding the foregoing, Instruments held by Debtor need not be delivered to be held in trust by Secured Party to the extent that the value of all such Instruments then held by Debtor does not exceed $25,000 in the aggregate.

4.5 Registration and Certificate of Title Requirements.  To the extent that Secured Party reasonably determines that any portion of the Inventory of Debtor constituting Collateral hereunder is required to be registered with any applicable Governmental Authority so as to obtain a certificate of title for such Inventory in accordance with any applicable Legal Requirement, Debtor hereby agrees that upon the written request of Secured Party, Debtor shall promptly cause the registration of such Inventory with such applicable Governmental Authority to occur and cause Secured Party’s Lien against such Inventory to be properly reflected on the applicable certificate(s) of title issued by such applicable Governmental Authority for such Inventory.

4.6 Collateral Access Agreements.  Debtor shall use commercially reasonable efforts to obtain a Collateral Access Agreement from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where any Collateral is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Secured Party. With respect to such locations or warehouse space now or hereafter leased by Debtor, if Secured Party has not received a Collateral Access Agreement, at the option of Secured Party, any Inventory at that location shall be excluded from the Borrowing Base or subject to such rent reserves against the Borrowing Base as may be established by Secured Party in its discretion.  After the date hereof, no real property or warehouse space shall be leased by Debtor, unless and until a satisfactory Collateral Access Agreement shall first have been obtained with respect to such location and if it has not been obtained, then at the option of Secured Party, any Inventory at that location shall be excluded from the Borrowing Base or subject to such rent reserves against the Borrowing Base as may be established by Secured Party in its discretion. Debtor shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located.

4.7 No Interference.  Debtor agrees that it will not interfere with any right, power and remedy of Secured Party provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Secured Party of any one or more of such rights, powers or remedies.

4.8 Insurance.

(a) In the event any Collateral is located in any area owned and/or operated by Debtor that has been designated by the Federal Emergency Management Agency as a "Special Flood Hazard Area", Debtor shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by the applicable Obligor within a "Special Flood Hazard Area").  The amount of all insurance required by this Section shall at a minimum comply with applicable law, including the Flood Disaster Protection Act of 1973, as amended.

(b) All insurance policies required under the Credit Agreement or any other Credit Document shall name Secured Party as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to Secured Party, which provide that: (i) all proceeds thereunder with respect to any Collateral shall be payable to Secured Party; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least thirty (30) days prior written notice given to Secured Party.

(c) All premiums on any insurance required by the Credit Agreement or any other Credit Document shall be paid when due by Debtor, and Debtor agrees to furnish due proof of payment of the premiums for all such insurance to Secured Party promptly after each such payment is made and in any case at least fifteen (15) days before payment becomes delinquent.  If Debtor fails to obtain any insurance as required by the Credit Agreement or any other Credit Document, Secured Party may obtain such insurance at Debtor's expense.  By purchasing such insurance, Secured Party shall not be deemed to have waived any Default arising from Debtor's failure to maintain such insurance or pay any premiums therefor, and Secured Party shall have no obligation to cause Debtor or anyone else to be named as an insured, to cause Debtor's or anyone else's interests to be insured or protected or to inform Debtor or anyone else that his or its interests are uninsured or underinsured.

(d) In connection with Secured Party’s right to obtain coverage to protect Secured Party’s interest in the Collateral, the following notice is hereby given to Debtor in accordance with the requirements of Section 307.052 of the Texas Finance Code:

NOTICE:

(i)
DEBTOR IS REQUIRED TO: (i) KEEP THE COLLATERAL INSURED AGAINST DAMAGE FOR THE FULL REPLACEMENT COST THEREOF; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (iii) NAME SECURED PARTY AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF LOSS;

(ii)	DEBTOR MUST, IF REQUIRED BY SECURED PARTY, DELIVER TO SECURED PARTY A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND
(iii)	IF DEBTOR FAILS TO MEET ANY REQUIREMENT LISTED IN CLAUSE (i) OR (ii) ABOVE, SECURED PARTY MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF DEBTOR AT DEBTOR’S EXPENSE.

(e) Debtor hereby assigns to Secured Party the exclusive right to collect any and all monies that may become payable under any insurance policies covering any part of the Collateral, or any risk to or about the Collateral.  Except as provided below in Sections 4.8(f) and (g), all proceeds of insurance which was paid for by Debtor or by anyone other than Secured Party and which proceeds are actually received by Secured Party before foreclosure shall be applied in payment of the Obligations or, at the option of Secured Party, shall be paid to Debtor or to such other person as is legally entitled to them.

(f) Promptly upon obtaining knowledge thereof, Debtor shall notify Secured Party of any casualty to the Collateral after the date hereof which exceeds $50,000, and Debtor shall pursue claims for payment related to such casualty.  Upon the receipt by Debtor or Secured Party of any insurance proceeds from insurance policies required to be maintained pursuant to this Agreement or any other Credit Document on account of (1) each separate loss, damage or injury to any Collateral after the date hereof in excess of $100,000 if no Default or Event of Default shall have occurred which is continuing or (2) any separate loss, damage or injury to any Collateral (regardless of the amount of loss, damage or injury) if a Default or Event of Default shall have occurred which is continuing, such insurance proceeds shall be promptly delivered and turned over to Secured Party (if the same have not been previously received by Secured Party), and except as otherwise specified below, such insurance proceeds shall be promptly applied by Secured Party in payment of the Obligations (such order and manner of application to be at the discretion of Secured Party).  With respect to such net insurance proceeds, Debtor may elect, by written notice delivered to Secured Party, not later than the thirtieth (30th) day after receipt of such net proceeds by Secured Party or Debtor, to utilize and apply all or a portion of such net proceeds for the purpose of replacing, repairing or restoring the relevant Collateral, and in such event, any required application of such net proceeds against the Obligations in accordance with the preceding sentence shall be reduced dollar for dollar by the amount of such election by Debtor.  Such an election by Debtor shall not be effective, however, unless (1) at the time of such election and subsequent usage no Default or Event of Default shall have occurred which is continuing, (2) Debtor shall have certified to Secured Party that the net proceeds of the insurance adjustment for such loss, damage or injury to Collateral, together with other funds available to Debtor, shall be sufficient to complete such contemplated replacement, repair or restoration in accordance with all applicable laws, regulations and ordinances, and (3) if the amount of the net proceeds in question exceeds $50,000 and is payable with respect to loss, damage or injury to Inventory, Debtor shall have obtained the written consent of Secured Party to such use and application of such insurance proceeds.

(g) In the event of a valid election by Debtor under Section 4.8(f) above to utilize all or a portion of insurance proceeds in excess of $100,000 to replace, repair or restore the relevant Collateral, Debtor shall place into an account under Secured Party's control (the "Insurance Proceeds Account") the amount of net insurance proceeds to be utilized for such contemplated replacement, repair or restoration, pursuant to agreements in form, scope and substance reasonably satisfactory to Secured Party (including a pledge of such Insurance Proceeds Account as additional security for the Obligations).  Amounts deposited in the Insurance Proceeds Account shall continue to be held by Secured Party without payment of interest to Debtor.  The Insurance Proceeds Account shall be available to Debtor solely for the replacement, repair or restoration of the Collateral suffering the applicable injury, loss or damage; provided, however, that at any time that a Default or Event of Default shall occur and be continuing, the balance of the Insurance Proceeds Account, together with all earnings thereon, may be immediately applied by Secured Party to repay the Obligations in such order as Secured Party shall elect in its discretion.  Secured Party shall be entitled to require proof, as a condition to Debtor making any withdrawal from the Insurance Proceeds Account, that the amount of such withdrawal is being applied for the purposes permitted hereunder.  Additionally, any proceeds of the Insurance Proceeds Account may be made available and advanced by Secured Party directly to Debtor, or directly to suppliers, manufacturers, contractors and other persons entitled to payment in accordance with and subject to reasonable conditions to disbursements as Secured Party may impose to assure that such replacement, repair or restoration of the relevant Collateral is paid for and performed and that no Liens arise by reason thereof.

(h) [Notwithstanding the foregoing property insurance requirements or any other property insurance requirement set forth in any other Credit Document, so long as Debtor continues to maintain in all material respects the existing self-insurance program currently maintained by Debtor as of the date of this Agreement for property insurance coverage in lieu of third-party property insurance coverage, Debtor shall be deemed to have complied with all applicable property insurance requirements set forth in this Agreement or in any other Credit Document.]

ARTICLE V

EVENTS OF DEFAULT AND REMEDIES

5.1 Events of Default.  The occurrence of any Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

5.2 Remedies.

(a) Upon the occurrence of an Event of Default that is continuing, Secured Party may exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Agreement, the Credit Agreement, or any other Credit Document; provided that, this Section 5.2(a) shall not be understood to limit any rights or remedies available to Secured Party prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC or under any other applicable law (including, without limitation, any law governing the exercise of a bank's right of setoff or bankers' lien) when a debtor is in default under a security agreement;

(iii) give notice of sole control or any other instruction under any control agreement, if any, with any financial institution or securities intermediary and take any action therein with respect to such Collateral;

(iv) without notice (except as specifically provided in Section 7.1 or elsewhere herein), demand or advertisement of any kind to Debtor or any other Person, enter any of the premises of Debtor, whether leased or owned by Debtor, where any Collateral is located (through self-help and without judicial process, and Debtor hereby irrevocably authorizes Secured Party to enter any such premises during the existence of any Event of Default and to show any landlord or other third party this provision to the extent necessary to confirm to such landlord or other third party Secured Party’s right of entry) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at Debtor's premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as Secured Party may deem commercially reasonable; and

(v) concurrently with written notice to Debtor, transfer and register in its name or in the name of its nominee the whole or any part of the pledged Collateral, to exchange certificates or instruments representing or evidencing pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the pledged Collateral as though Secured Party was the outright owner thereof.

(b) Secured Party may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) Secured Party shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of Secured Party, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption Debtor hereby expressly releases.

(d) Until Secured Party is able to effect a sale, lease, or other disposition of Collateral, Secured Party shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by Secured Party. Secured Party may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of Secured Party's remedies, with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, Secured Party shall not be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, Debtor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Debtor recognizes that Secured Party may be unable to effect a public sale of any or all the pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above.  Debtor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.  Secured Party shall be under no obligation to delay a sale of any of the pledged Collateral for the period of time necessary to permit Debtor or the issuer of the pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if Debtor and the issuer would agree to do so.

5.3 Debtor's Obligations Upon Event of Default.  Upon the request of Secured Party after the occurrence of an Event of Default that is continuing, Debtor will:

(a) assemble and make available to Secured Party the Collateral and all books and records relating thereto at Debtor's premises at a time or times convenient to Secured Party;

(b) permit Secured Party, by Secured Party's representatives and agents, to enter, occupy and use  any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay Debtor for such use and occupancy; and

(c) at its own expense, cause the independent certified public accountants then engaged by each Debtor to prepare and deliver to Secured Party, at any time, and from time to time, promptly upon Secured Party’s request, the following reports: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1 Account Verification.  Secured Party may, at any time, in Secured Party's own name, in the name of a nominee of Secured Party, or, in the name of Debtor, communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of Debtor, parties to contracts with Debtor and obligors in respect of Instruments of Debtor to verify with such Persons, to Secured Party's satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments or Chattel Paper constituting Collateral hereunder.

6.2 Authorization for Secured Party to Take Certain Action.

(a) Debtor irrevocably appoints Secured Party as its attorney in fact and authorizes Secured Party at any time and from time to time if an Event of Default has occurred and is continuing (i) to apply the proceeds of any Collateral received by Secured Party to the Obligations in the order determined by Secured Party, (ii) to demand payment or enforce payment of any and all Accounts in the name of Secured Party or Debtor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the applicable Accounts, (iii) to sign Debtor's name on any invoice or bill of lading relating to any and all Accounts, drafts against any account debtor of Debtor, assignments and verifications of any and all Accounts, (iv) to exercise all of Debtor's rights and remedies with respect to the collection of any and all Accounts and any other Collateral, (v) to settle, adjust, compromise, extend or renew any and all Accounts, (vi) to settle, adjust or compromise any legal proceedings brought to collect any and all Accounts, (vii) to prepare, file and sign Debtor's name on a proof of claim in bankruptcy or similar document against any account debtor of Debtor, (viii) to prepare, file and sign Debtor's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any and all Accounts, and (ix) to change the address for delivery of mail addressed to Debtor to such address as Secured Party may designate and to receive, open and dispose of all mail addressed to Debtor.  Debtor agrees to reimburse Secured Party on demand for any payment made or any expense incurred by Secured Party in connection with any of the foregoing provisions of this Section 6.2(a); provided that, this authorization shall not relieve Debtor of any of its obligations under this Agreement or under any other Credit Document.

(b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on Secured Party under this Section 6.2 are solely to protect Secured Party's interests in the Collateral and shall not impose any duty upon Secured Party to exercise any such powers.

6.3 Limitation of Duty.  NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER SECURED PARTY NOR ANY OF ITS RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII

GENERAL PROVISIONS

7.1 Waivers.  Debtor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made.  To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to Debtor, addressed as set forth in Section 7.17, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.  To the maximum extent permitted by applicable law, Debtor waives all claims, damages, and demands against Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, Debtor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise.  Except as otherwise specifically provided herein, Debtor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

7.2 Limitation on Secured Party's Duty with Respect to the Collateral.  Secured Party shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control.  Secured Party shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on Secured Party to exercise remedies in a commercially reasonable manner, Debtor acknowledges and agrees that it is commercially reasonable for Secured Party (i) to fail to incur expenses deemed significant by Secured Party to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as Debtor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Secured Party against risks of loss, collection or disposition of Collateral or to provide to Secured Party a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Secured Party in the collection or disposition of any of the Collateral.  Debtor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by Secured Party would  be commercially reasonable in Secured Party's exercise of remedies against the Collateral and that other actions or omissions by Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2.  Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to Debtor or to impose any duties on Secured Party that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 7.2.

7.3 Compromises and Collection of Collateral.  Debtor and Secured Party recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Accounts, that certain of the Accounts may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Account may exceed the amount that reasonably may be expected to be recovered with respect to an Account.  In view of the foregoing, Debtor agrees that Secured Party may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Account, accept in full payment of any Account such amount as Secured Party in its sole discretion shall determine, or abandon any Account, and any such action by Secured Party shall be commercially reasonable so long as Secured Party acts in good faith based on information known to it at the time it takes any such action.

7.4 Secured Party Performance of Debtor Obligations.  Without having any obligation to do so, Secured Party may perform or pay any obligation which Debtor has agreed to perform or pay in this Agreement and Debtor shall reimburse Secured Party for any amounts paid by Secured Party pursuant to this Section 7.4.  Debtor's obligation to reimburse Secured Party pursuant to the preceding sentence shall be an Obligation payable on demand.

7.5 No Waiver; Amendments; Cumulative Remedies. No delay or omission of Secured Party to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by Secured Party and then only to the extent in such writing specifically set forth.  All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to Secured Party until the Obligations have been paid in full.

7.6 Limitation by Law; Severability of Provisions.  All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part.  Any provision in any this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

7.7 Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Debtor for liquidation or reorganization, should Debtor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Debtor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

7.8 Benefit of Agreement.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Debtor, Secured Party and their respective successors and assigns (including all persons who become bound as a debtor to this Agreement), except that Debtor shall not have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of Secured Party.  No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to Secured Party hereunder.

7.9 Survival of Representations.  All representations and warranties of Debtor contained in this Agreement shall survive the execution and delivery of this Agreement.

7.10 Taxes and Expenses.  Any taxes (excluding generally applicable income, franchise or similar taxes of Secured Party, which shall be paid by Secured Party) payable or ruled payable by Federal or State authority in respect of this Agreement shall be paid by Debtor, together with interest and penalties, if any.  Debtor shall reimburse Secured Party for any and all out-of-pocket expenses and internal charges (including reasonable attorneys', auditors' and accountants' fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of Secured Party) paid or incurred by Secured Party in connection with the preparation, execution, delivery, administration, collection and enforcement of this Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral as provided in the Credit Agreement).  Any and all costs and expenses incurred by Debtor in the performance of actions required pursuant to the terms hereof shall be borne solely by Debtor.

7.11 Headings.  The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

7.12 Termination.  This Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Obligations have been indefeasibly paid and performed in full (other than contingent indemnification and reimbursement obligations and similar obligations which may survive payment in full) and no commitments of Secured Party which would give rise to any Obligations are outstanding.

7.13 Entire Agreement.  This Agreement and the Credit Agreement embody the entire agreement and understanding between Debtor and Secured Party relating to the Collateral and supersedes all prior agreements and understandings between Debtor and Secured Party relating to the Collateral.

7.14 Governing Law; Venue. This Agreement is performable in Travis County, Texas.  Any legal proceeding in respect of this Agreement (other than any sale or other disposition of any of the Collateral in accordance with the terms of the UCC) shall be brought exclusively in the district courts of Travis County, Texas or the United States District Court for the Western District of Texas, Austin Division (collectively, the "Specified Courts"), to the exclusion of all other venues. Debtor and Secured Party irrevocably submit to the exclusive jurisdiction of such state and federal courts of the State of Texas.  Debtor and Secured Party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Debtor and Secured Party further irrevocably consents to the service of process out of any of the Specified Courts in any such suit, action or proceeding by the delivery of copies thereof by certified mail, return receipt requested, postage prepaid, to the applicable party.   Debtor and Secured Party hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

7.15 Indemnity.  Debtor hereby agrees to indemnify Secured Party, and its successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including interest, penalties, attorneys’ fees and amounts paid in settlement) imposed on, incurred by or asserted against Secured Party, or its successors, assigns, agents and employees, in any way relating to or arising out of this Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by Secured Party or Debtor), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF SECURED PARTY OR ITS SUCCESSORS, ASSIGNS, AGENTS AND EMPLOYEES (except that such indemnity shall not be paid to Secured Party or its successors, assigns, agents and employees to the extent, but only to the extent, that such loss, etc. results from the gross negligence or willful misconduct of such parties).

7.16 Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart

7.17 Sending Notices.  Any notice required or permitted to be given under this Agreement shall be given in accordance with the notice provisions of Section 8.08 of the Credit Agreement.

NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

     THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS EXECUTED BY ANY OBLIGOR AND SECURED PARTY OR BY ANY OBLIGOR IN FAVOR OF SECURED PARTY SUBSTANTIALLY CONCURRENTLY HEREWITH CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN OBLIGORS AND SECURED PARTY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF OBLIGORS AND SECURED PARTY.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OBLIGORS AND SECURED PARTY.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, Debtor and Secured Party have executed this Agreement as of the date first above written.

DEBTOR:

NATURAL GAS SERVICES GROUP, INC.,
a Colorado corporation

By: /s/ Stephen C. Taylor
Stephen C. Taylor, Chief Executive Officer

SECURED PARTY:

JPMORGAN CHASE BANK, N.A.

By: /s/ Brenda Pollard
Name: Brenda Pollard
Title: Vice President